UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AOL INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
RONALD S. EPSTEIN
STEVEN B. FINK
DENNIS A. MILLER
JAMES A. WARNER

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of shareholders of AOL Inc., a Delaware corporation.

On February 24, 2012, Starboard Value LP issued the following press release:

Starboard Delivers Letter to AOL Board

Nominates a Slate of Highly Qualified Candidates for Election at the 2012 Annual Meeting

NEW YORK, Feb. 24, 2012 -- Starboard Value LP (together with its affiliates, "Starboard"), one of the largest shareholders of AOL Inc. ("AOL" or the "Company") (NYSE: AOL) with current ownership of approximately 5.2% of the outstanding shares, today announced that it has delivered a letter to the Company's Board of Directors and has nominated a slate of highly qualified candidates for election to the AOL Board at the Company's 2012 Annual Meeting.

The full text of the letter to the Board follows:

February 24, 2012

AOL Inc.
770 Broadway
New York, NY 10003
Attn: Members of the Board of Directors

To the Board of Directors,

Starboard Value LP, together with its affiliates ("Starboard"), currently owns approximately 5.2% of the outstanding shares of AOL Inc. ("AOL" or "the Company"), making us one of the Company's largest shareholders.  As you know, we have strong views regarding the current state and future direction of AOL, which we articulated in our comprehensive letter to the Board of Directors (the "Board") on December 21, 2011 (the "December Letter").  We appreciate the ongoing dialog we have had with management and certain members of the Board over the past two months.  However, we are extremely disappointed that our conversations regarding the issues raised in our letter have stalled.  Specifically, we are troubled that the Company remains closed-minded to alternative value creation initiatives, and instead appears solely focused on pursuing the status quo.  AOL is a diverse company with tremendous assets in a variety of different businesses that collectively are being undervalued in the marketplace.  We continue to believe that significant opportunities exist to unlock value based on actions within the control of management and the Board.

As one specific example, in addition to the valuable assets highlighted in our December Letter, AOL owns a robust portfolio of extremely valuable and foundational intellectual property that has gone unrecognized and underutilized.  This portfolio of more than 800 patents broadly covers internet technologies with focus in areas such as secure data transit and e-commerce, travel navigation and turn-by-turn directions, search-related online advertising, real-time shopping, and shopping wish list, among many others.

Since our initial public involvement in AOL, we have been approached by multiple parties specializing in intellectual property valuation and monetization, some of whom believe that (i) a significant number of large internet-related technology companies may be infringing on these patents, and (ii) AOL's patent portfolio could produce in excess of $1 billion of licensing income if appropriately harvested and monetized.  Unfortunately, several of these parties have expressed severe frustration that AOL has been entirely unresponsive to their proposals regarding ways to take advantage of this underutilized asset.  The Company's inaction is alarming given our understanding that many of the key patents have looming expiration dates over the next several years which could render them worthless if not immediately utilized.

As a result of the dynamics highlighted above, we are increasingly uncomfortable with the direction of the Company and the leadership of the Board.  To this end, and as a result of our inability to arrive at a mutually agreeable resolution on the composition of the Board, we have identified the following highly-qualified candidates who have agreed to be nominated to the AOL Board at the 2012 Annual Meeting.  We believe these nominees possess a well-balanced mix of skill sets to ensure that the Company evaluates, with an open mind and a keen sense of urgency, all alternative strategies to determine the best path forward to maximize value for all shareholders.

Starboard's Director Nominees:

Ronald S. Epstein is the Founder and CEO of Epicenter IP Group LLC, a company dedicated to assisting patent owners in obtaining maximum value for their intellectual property.  Previously, Mr. Epstein was Vice President and General Counsel of Brocade Communications Systems, Inc., and Director of Licensing at Intel Corporation.  Before joining Intel, Mr. Epstein was a member of the Technology Licensing Group at Wilson, Sonsini, Goodrich and Rosati.  Mr. Epstein has more than 20 years of experience in developing, optimizing, and transacting intellectual property asset portfolios, and has delivered significant value to patent owners from the sale or licensing of patents in over 150 transactions.

Steven B. Fink is currently a private investor with extensive experience building and managing technology companies.  Mr. Fink is the former CEO of Lawrence Investments, LLC, a venture with Larry Ellison that owns and manages all of Mr. Ellison's non-Oracle investments.  Lawrence Investments founded and invested in numerous technology, education, medical, and biotechnology companies.  Mr. Fink previously served as Chairman and CEO of Anthony Manufacturing Company, Chairman and Managing Director of Knowledge Universe, and Chairman and CEO of Nextera.  Mr. Fink currently serves as Vice Chairman of Heron International, and as a member of the Board of Directors of K-12.  Previously, Mr. Fink served as the Chairman of the Board of Leapfrog, Inc., and Spring Group until its sale in 2007.

Dennis A. Miller is a strategic advisor to Lionsgate Entertainment and has been focused primarily on investing at the intersection of media and technology.  Previously, he was a General Partner at Spark Capital, a venture fund where he invested in companies including Twitter, CNET, and AdMeld.  As a Managing Director for Constellation Ventures, he invested in companies such as Capital IQ.  Mr. Miller has also served as Executive Vice President of Lionsgate Entertainment, Executive Vice President of Sony Pictures Entertainment, and Executive Vice President of Turner Network Television.

Jeffrey C. Smith is co-Founder and CEO of Starboard Value, a New York-based investment firm that is one of the largest shareholders of AOL.  Mr. Smith has extensive public company board experience.  Currently, he serves on the boards of Regis Corp., and SurModics Inc.  Previously, he was the Chairman of the Board of Phoenix Technologies Ltd., and a director of Zoran Corporation, Actel Corporation, S1 Corporation, and Kensey Nash Corp.  Mr. Smith also served as a member of the Management Committee for Register.com.

James Warner is the principal of Third Floor Enterprises, an advisory firm specializing in digital marketing and media.  Previously, he was Executive Vice President of Avenue A | Razorfish, and served on the executive committee of aQuantive, its parent company.  He has also served as President of Primedia Magazine Group, President of the CBS Television Network, President of CBS Enterprises, and Vice President at HBO.  Mr. Warner served as a director on the board of MediaMind Technologies Inc until its sale to DG FastChannel, Inc. in July 2011.

It is our understanding that the terms of eight directors currently serving on the Board expire at the 2012 Annual Meeting. We would view any attempt by the Company to expand the size of the Board following the receipt of this letter, and given our previous discussions regarding board composition, as a tactic designed to manipulate the composition of the Board with regard to this year's Annual Meeting. To preserve our rights, and in the event that the Company expands the Board prior to the 2012 Annual Meeting, we are therefore nominating five director candidates. We do not currently intend to seek to replace a majority of the Board. However, we do believe significant change to the composition of the Board is warranted given the qualifications of our nominees and the long-term underperformance of AOL.

We remain prepared to engage in constructive dialog with the Board to reach a mutually agreeable resolution.  However, if an agreement is not reached, we are fully prepared to solicit the support of our fellow shareholders to elect a new slate of directors at the 2012 Annual Meeting who are committed to representing the best interests of all AOL shareholders.  Starboard has a long history of working constructively with undervalued public companies to improve board effectiveness and enhance shareholder value.  We hope that the Board will begin to recognize that our interests are directly aligned with those of all shareholders and that we only want what is best for AOL and its shareholders.

Best Regards,

Jeffrey C. Smith
Managing Member
Starboard Value LP

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of shareholders of AOL Inc., a Delaware corporation (the “Company”).

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard LLC”), Starboard Value LP, Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Ronald S. Epstein, Steven B. Fink, Dennis A. Miller and James A. Warner (collectively, the “Participants”).

As of the date of this filing, Starboard V&O Fund beneficially owns 2,586,926 shares of common stock, $0.01 par value (the “Common Stock”) of the Company.  As of the date of this filing, Starboard LLC beneficially owns 891,610 shares of Common Stock.  Starboard Value LP, as the investment manager of Starboard V&O Fund and of certain managed accounts (the “Starboard Value LP Accounts”) and the Manager of Starboard LLC, may be deemed the beneficial owner of an aggregate of 4,916,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and held in the Starboard Value LP Accounts.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 4,916,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and held in the Starboard Value LP Accounts.  As of the date of this filing, Mr. Fink directly owns 60 shares of Common Stock.  As of the date of this filing, none of Messrs. Epstein, Miller or Warner directly owns any shares of Common Stock.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Media Contact:
Daniel Gagnier
Sard Verbinnen & Co.
(212) 687-8080
dgagnier@sardverb.com